CIGNA  CORPORATION                                                  EXHIBIT 12
COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED  CHARGES
(Dollars in millions)
                                           Nine Months Ended
                                              September 30,
                                            1997       1996
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Income before income taxes                 $1,275     $1,137
                                           ------     ------

Fixed charges included in income:
    Interest expense                           96         80
    Interest portion of rental expense         61         66
                                           ------     ------

Total fixed charges included in income        157        146
                                           ------     ------


Income available for fixed charges         $1,432     $1,283
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RATIO OF EARNINGS TO FIXED CHARGES            9.1        8.8
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